Exhibit 99.1

CRYO-CELL INTERNATIONAL TO HOLD 2008 ANNUAL MEETING ON JULY 15, 2008

Oldsmar, Fla. – February 27, 2008 – Cryo-Cell International Inc. (OTC Bulletin Board: CCEL) announced today that it will hold its 2008 Annual Meeting of Stockholders on July 15, 2008. The record date for the annual meeting is May 16, 2008. As previously announced, a special meeting of stockholders to elect directors will be held on March 4, 2008. The special meeting does not constitute the Company’s annual meeting.

The Company also announced that the deadline for stockholders to submit a proposal or to nominate directors for election at the annual meeting is April 16, 2008. Stockholders wishing to submit a proposal or to nominate directors must comply with the procedures, including the submission of an appropriate notice by such time, set forth in the Company’s Amended and Restated Bylaws.

About Cryo-Cell International Inc.

Based in Oldsmar, Florida, with over 140,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. For more information, please call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Cryo-Cell expects to file a proxy statement with the Securities and Exchange Commission and to send the proxy statement to shareholders in connection with the annual meeting. The Company urges investors and stockholders to read the proxy statement carefully when it is available. The proxy statement will contain important information about the proposals to be brought before the annual meeting. Investors and shareholders will be able to obtain free copies of the proxy statement, once available, as well as other filings made by the Company with the Commission, through the Web site maintained by the Commission at http://www.sec.gov. Free copies of the proxy statement, once available, may also be obtained by stockholders by directing a request to the Company at: Cryo-Cell International, Inc., 700 Brooker Creek Blvd., Suite 1800, Oldsmar, Florida 34677, Attention: Corporate Secretary.

Cryo-Cell, its directors, executive officers and certain other members of management and employees may be soliciting proxies from the Company’s stockholders in connection with the annual meeting. Information concerning the Company is set forth in its filings with the Commission and information regarding other possible participants in the solicitation is set forth in the Company’s proxy statement filed by the Company with the Commission on February 11, 2008.

Contact:	Jill Taymans, Chief Financial Officer
Phone: 813-749-2104
E-mail: jtaymans@cryo-cell.com